FINANCIAL STATEMENTS AND
                          INDEPENDENT AUDITORS' REPORT

                           ST. JOHN HOUSING ASSOCIATES
                               LIMITED PARTNERSHIP

                        DECEMBER 31, 1999, 1998 and 1997

                 St. John Housing Associates Limited Partnership

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

INDEPENDENT AUDITORS' REPORT                                                3

FINANCIAL STATEMENTS

         BALANCE SHEETS                                                     4

         STATEMENTS OF PROFIT AND LOSS                                      6

         STATEMENTS OF PARTNERS' EQUITY                                     7

         STATEMENTS OF CASH FLOWS                                           8

         NOTES TO FINANCIAL STATEMENTS                                      9

                          INDEPENDENT AUDITORS' REPORT


To the Partners
St. John Housing Associates Limited Partnership

         We have audited the accompanying balance sheets of St. John Housing Associates Limited Partnership as of December 31, 1999 and 1998, and the related statements of profit and loss, partners' equity and cash flows for the years ended December 31, 1999, 1998 and 1997. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of St. John Housing Associates Limited Partnership as of December 31, 1999 and 1998, and the results of its operations, changes in partners' equity and cash flows for the years ended December 31, 1999, 1998 and 1997, in conformity with generally accepted accounting principles.



Bethesda, Maryland
February 10, 2000

                 St. John Housing Associates Limited Partnership

                                 BALANCE SHEETS

                                  December 31,

                                     ASSETS
                                                                 1999                   1998
                                                                 ----                   ----
CURRENT ASSETS
Cash - operations                                             $  231,404              $  125,174
Cash - entity                                                      9,637                   8,495
Short-term investments - operations                                 --                    97,275
Tenant accounts receivable                                         1,363                   1,524
Miscellaneous prepaid expenses                                    17,159                  17,014
Accounts receivable - HUD                                         74,369                    --
Accounts and notes receivable - operations                         9,600                    --
                                                              ----------              ----------
Total current assets                                             343,532                 249,482
                                                              ----------              ----------
DEPOSITS HELD IN TRUST - FUNDED
Tenant deposits                                                   20,514                  18,039
                                                              ----------              ----------
RESTRICTED DEPOSITS AND FUNDED RESERVES
Escrow deposits                                                   35,259                  52,850
Reserve for replacements                                         275,135                 233,689
                                                              ----------              ----------
                                                                 310,394                 286,539
                                                              ----------              ----------
RENTAL PROPERTY
Land                                                              59,800                  59,800
Land improvements                                                 15,000                  15,000
Buildings and improvements                                     8,018,620               8,018,620
Furniture and equipment                                          250,659                 243,279
Motor vehicles                                                    10,029                  10,029
                                                              ----------              ----------
                                                               8,354,108               8,346,728
Less accumulated depreciation                                  1,641,846               1,419,336
                                                              ----------              ----------
                                                               6,712,262               6,927,392
                                                              ----------              ----------
OTHER ASSETS
Intangible assets, net of accumulated amortization of
$30,203 and $26,792, respectively                                 81,678                  85,089
                                                              ----------              ----------
                                                              $7,468,380              $7,566,541
                                                              ==========              ==========

                                  (continued)


                 St. John Housing Associates Limited Partnership

                           BALANCE SHEETS - CONTINUED

                                  December 31,


                        LIABILITIES AND PARTNERS' EQUITY

                                                                  1999                     1998
                                                                  ----                     ----
CURRENT LIABILITIES

Accounts payable                                               $   14,900               $   12,969
Prepaid rents                                                      72,125                      665
Accrued payroll taxes payable                                       1,508                    1,548
Accrued interest payable                                           18,290                   18,509
Accrued property taxes payable                                     88,500                   85,000
Due to management company                                           7,701                    4,861
Accounts payable - entity                                         121,250                   82,867
Mortgages payable - current maturities                            101,180                   94,185
                                                               ----------               ----------
Total current liabilities                                         425,454                  300,604
                                                               ----------               ----------
DEPOSITS LIABILITY
Tenant deposits held in trust (contra)                             19,596                   17,203
                                                               ----------               ----------
LONG-TERM LIABILITIES
Mortgages payable                                               4,382,140                4,476,604
Less current maturities                                           101,180                   94,185
                                                               ----------               ----------
                                                                4,280,960                4,382,419
                                                               ----------               ----------
CONTINGENCY                                                          --                       --

PARTNERS' EQUITY                                                2,742,370                2,866,315
                                                               ----------               ----------
                                                               $7,468,380               $7,566,541
                                                               ==========               ==========

                       See notes to financial statememnts


                                 St. John Housing Associates Limited Partnership

                                          STATEMENTS OF PROFIT AND LOSS

                                             Year ended December 31,


                                                            1999                1998                  1997
                                                            ----                ----                  ----
Revenue

Rental                                                  $ 1,013,931          $ 1,014,920           $ 1,016,548
Interest and other                                           17,943               21,926                17,645
                                                        -----------          -----------           -----------
                                                          1,031,874            1,036,846             1,034,193
                                                        -----------          -----------           -----------
Expenses
Administrative                                              126,513              122,933               123,961
Utilities                                                    65,345               66,844                61,802
Operating and maintenance                                   229,874              197,844               196,929
Taxes and insurance                                         131,648              113,072               148,556
Interest                                                    214,277              221,193               226,741
Depreciation and amortization                               225,921              329,664               341,955
                                                        -----------          -----------           -----------
                                                            993,578            1,051,550             1,099,944
                                                        -----------          -----------           -----------
Other entity expenses (income)                              100,741               92,569               103,217
                                                        -----------          -----------           -----------
NET LOSS                                                $   (62,445)         $  (107,273)          $  (168,968)
                                                        ===========          ===========           ===========

                       See notes to financial statememnts

                 St. John Housing Associates Limited Partnership
                         STATEMENTS OF PARTNERS' EQUITY
                  Years ended December 31, 1999, 1998 and 1997

                                                                    Total             General partner      Limited partners
                                                                    -----             ---------------      ----------------
Partners' equity (deficit), December 31, 1996                    $ 3,361,076           $      (877)          $ 3,361,953

Partner distributions                                               (118,018)               (1,180)             (116,838)

Net loss - 1997                                                     (168,968)               (1,690)             (167,278)
                                                                 -----------           -----------           -----------

Partners' equity (deficit), December 31, 1997                      3,074,090                (3,747)            3,077,837

Partners' distributions                                             (100,502)               (1,005)              (99,497)

Net loss - 1998                                                     (107,273)               (1,073)             (106,200)
                                                                 -----------           -----------           -----------

Partners' equity (deficit), December 31, 1998                      2,866,315                (5,825)            2,872,140

Partners' distributions                                              (61,500)                 (615)              (60,885)

Net loss - 1999                                                      (62,445)                 (624)              (61,821)
                                                                 -----------           -----------           -----------

Partners' equity (deficit), December 31, 1999                    $ 2,742,370           $    (7,064)          $ 2,749,434
                                                                 ===========           ===========           ===========

                       See notes to financial statememnts


                 St. John Housing Associates Limited Partnership

                            STATEMENTS OF CASH FLOWS

                             Year ended December 31,

                                                                                   1999             1998             1997
                                                                                   ----             ----             ----
Cash flows from operating activities
Net loss                                                                        $ (62,445)      $ (107,273)      $ (168,968)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation                                                                      222,510          324,253          336,544
Amortization                                                                        3,411            5,411            5,411
Interest income on U.S. Treasury Bills                                                  -                -           (7,323)
(Increase) decrease in tenant accounts receivable                                     673             (244)             (78)
(Increase) decrease in accounts receivable - interest subsidy                      (9,600)           9,122           (9,122)
(Increase) decrease in prepaid expenses                                              (145)              94               (9)
(Increase) in accounts receivable - other                                         (74,369)               -                -
(Increase) decrease in escrow deposits                                             17,590          (13,223)          41,840
Increase (decrease) in accounts payable                                             1,930           (4,288)           1,633
Increase in accrued liabilities                                                     6,301                -                -
Decrease in accrued interest payable                                                 (219)            (193)            (450)
Increase (decrease) in accrued real estate tax                                          -          (13,000)           3,000
Increase in tenant security deposits - net                                           (593)            (512)            (302)
Increase in prepaid rents                                                          71,460              290              254
Increase (decrease) in due to management company                                        -               70              (89)
Increase (decrease) in accounts payable - entity                                   38,383          (11,135)         (14,515)
Due from other project - deposit error                                                 -                -             9,246
                                                                                ---------        ---------        ---------
Net cash provided by operating activities                                         214,887          189,372          197,072
                                                                                ---------        ---------        ---------
Cash flows from investing activities
Net deposits to reserve for replacement                                           (41,446)         (15,920)         (32,098)
Proceeds from redemption of U.S. Treasury Bills                                         -          129,757          250,000
Purchase of U.S. Treasury Bills                                                         -                -         (227,032)
Net purchase of fixed assets                                                       (7,380)              -                -
                                                                                ----------       ---------        ---------
Net cash provided by (used in) investing activities                               (48,826)        113,837            (9,130)
                                                                                ----------       ---------        ---------
Cash flows from financing activities
Mortgage principal payments                                                       (94,464)         (87,934)         (81,855)
Distributions                                                                     (61,500)        (100,502)        (118,018)
                                                                                ---------        ---------        ---------
Net cash used in financing activities                                            (155,964)        (188,436)        (199,873)
                                                                                ---------        ---------        ---------
NET INCREASE (DECREASE) IN CASH                                                    10,097          114,773          (11,931)

Cash, beginning                                                                   230,944           18,896           30,827
                                                                                ---------        ---------         --------
Cash, end                                                                       $ 241,041        $ 133,669         $ 18,896
                                                                                =========        ==========        ========
Supplemental disclosure of cash flow information
Cash paid for interest during the year                                          $ 214,496        $ 221,386        $ 227,191
                                                                                =========        =========        =========

                       See notes to financial statememnts

                 St. John Housing Associates Limited Partnership

                          NOTES TO FINANCIAL STATEMENTS

                        December 31, 1999, 1998 and 1997


NOTE A - ORGANIZATION

    The partnership was formed as a limited partnership under the laws of the State of Illinois on June 1, 1992, for the purpose of acquiring, rehabilitating and operating a rental housing project under Sections 236 and 241 of the National Housing Act. The project, which was acquired December 29, 1993, consists of 144 units located in Gary, Indiana and is currently operating under the name of St. John Homes.

    Cash distributions are limited by agreements between the partnership and the Department of Housing and Urban Development (HUD) to $121,682 per year to the extent of surplus cash as defined by HUD. Undistributed amounts are cumulative and may be distributed in subsequent years if future operations provide surplus cash in excess of current requirements.

    Each building of the project has qualified and been allocated low-income housing credits pursuant to Internal Revenue Code Section 42 ("Section 42") which regulates the use of the project as to occupant eligibility and unit gross rent, among other requirements. Each building of the project must meet the provisions of these regulations during each of 15 consecutive years, the compliance period, in order to remain qualified to receive the credits. In addition, on March 14, 1996, St. John Housing Associates Limited Partnership executed a Declaration of Extended Low-Income Housing Commitment which will require the utilization of the project pursuant to Section 42 for a minimum of 30 years, even if disposition of the project by the partnership occurs.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    Rental Property

    Rental property is carried at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives by use of the straight-line method for financial reporting purposes. For income tax purposes, accelerated lives and methods are used.

                 St. John Housing Associates Limited Partnership

                        December 31, 1999, 1998 and 1997


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

    Intangible Assets and Amortization

    Mortgage costs are amortized over the term of the mortgage loan using the straight-line method.

    Income Taxes

    No provision or benefit for income taxes has been included in these financial statements since taxable income or loss passes through to, and is reportable by, the partners individually.

    Rental Income

    Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the partnership and the tenants of the property are operating leases.

    Investments

    Investments in U.S. Treasury Bills are carried at amortized cost, which approximates fair value, and are classified as held-to-maturity. The remaining bill bears interest at 4.659% and matures April 27, 2000. This bill is included in security deposit cash.

NOTE C - MORTGAGES PAYABLE

    The mortgage note is insured by the Federal Housing Administration (FHA) and is collateralized by a deed of trust on the rental property. The note is payable in monthly principal and interest installments of $5,394, net of an interest reduction subsidy through maturity on November 1, 2014. The note bears interest at the rate of 7% per annum; however, HUD, through the interest reduction subsidy, reduces the interest rate to an effective annual rate of approximately 1% over the term of the mortgage. The annual interest subsidy of $109,832 for 1999, $109,433 for 1998 and $109,721 for 1997, is
    reflected as a reduction of interest expense. As of December 31, 1999 and 1998, principal balances of $1,614,987 and $1,674,405 were outstanding and accrued interest was $995 and $995, respectively.

                 St. John Housing Associates Limited Partnership

                        December 31, 1999, 1998 and 1997


NOTE C - MORTGAGES PAYABLE (Continued)

    The second mortgage in the original amount of $2,908,300 is insured by the FHA and collateralized by a second deed of trust on the rental property. The note bears interest at the rate of 7.5% per annum. Principal and interest are payable by the partnership in monthly installments of $20,335 through maturity on May 1, 2025. As of December 31, 1999 and 1998, principal balances of $2,767,153 and $2,802,199 were outstanding and accrued interest was $17,295 and $17,733, respectively.

    Under agreements with the mortgage lenders and FHA, the partnership is required to make monthly escrow deposits for taxes, insurance and replacement of project assets, and is subject to restrictions as to operating policies, rental charges, operating expenditures and distributions to partners.

    The liability of the partnership under the mortgage notes is limited to the underlying value of the real estate collateral plus other amounts deposited with the lenders.

    Aggregate maturities of the mortgages payable over each of the next five years and thereafter are as follows:

                                    First
                                   Mortgage       Second Mortgage      Total
                                   --------       ---------------      -----

        December 31, 2000       $      63,413     $     37,767      $  101,180
                     2001              67,997           40,699         108,696
                     2002              72,913           43,859         116,772
                     2003              78,184           47,264         125,448
                     2004              83,836           50,933         134,769
               Thereafter           1,248,644        2,546,631       3,795,275
                                -------------     ------------      ----------
                                $   1,614,987     $  2,767,153      $4,382,140
                                =============     ============      ==========

                 St. John Housing Associates Limited Partnership

                        December 31, 1999, 1998 and 1997


NOTE D - HOUSING ASSISTANCE PAYMENT CONTRACT AGREEMENTS

    FHA has contracted  with the  partnership,  effective  December 1989,  under
    Section 8 of The National Housing Act of 1937, to make housing assistance payments to the partnership on behalf of qualified tenants. The terms of the agreements are:

            Number of units covered                    Expiration date
        --------------------------------        -------------------------------

                   110                                  September 30, 2000
                    34                                    June 30, 2000

    Under the Multifamily Assisted Housing and Reform and Affordability Act (MAHRA) of 1997, as amended, Congress set forth the legislation for a permanent "mark-to-market" program and provided permanent authority for the renewal of Section 8 contracts. Owners with Section 8 contracts expiring after September 30, 1998 are subject to the provisions of MAHRA. On September 11, 1998, HUD issued an interim rule to provide clarification for implementation of the mark-to-market program. Since then, revised guidance has been provided through various HUD housing notices, most recently HUD housing notice 99-36, which addresses project-based Section 8 contracts expiring in fiscal year 2000.

    Under this notice project owners have several options for Section 8 contract renewals, depending on the type of project and rent level Options include marking rents up to market, renewing other contracts with rents at or below market, referring projects to the Office of Multifamily Housing Assistance Restructuring (OMHAR) for mark-to-market or "OMHAR lite" renewals, renewing contracts that are exempted from referral to OMHAR, renewing contracts for portfolio reengineering demonstration and preservation projects, and opting out of the Section 8 program. Owners must submit their option to HUD at least 120 days before expiration of their contract. Each option contains specific rules and procedures that must be followed to comply with the requirements of housing notice 99-36.

    As of the date of the report, the partnership intends to apply for renewal of their contracts without mortgage restructuring.

                 St. John Housing Associates Limited Partnership

                        December 31, 1999, 1998 and 1997


NOTE E - RELATED PARTY TRANSACTIONS

    Management Fee

    The property is managed by L-B Residential Management Company, an affiliate of one of the stockholders of the general partner, pursuant to a management agreement approved by HUD that expired February 28, 1997, and which is presently on a month-to-month basis. The management agreement provided for a management fee of 5.14% of monthly rental collections. Additionally, the partnership pays L-B Residential Management Company a monthly computer accounting/bookkeeping fee of $3.50 per unit. During the years ended December 31, 1999, 1998 and 1997, management fees of $48,975, $52,833 and
    $52,724, and computer and accounting fees of $6,048, $6,048 and $6,048 were charged to operations, respectively. At December 31, 1999 and 1998, the partnership owed the management agent $7,701 and $4,861, respectively, which consisted of unpaid management fees of $7,197 and $4,357 and computer accounting/bookkeeping fees of $504 and $504, respectively.

    Maintenance Services

    An affiliate of one of the stockholders of the general partner provides certain maintenance and repair services. During the years ended December 31, 1999, 1998 and 1997, $7,650, $3,060, and $1,080 were charged to operations, respectively.

    Repurchase Guaranty

    Under the terms of the partnership agreement, the general partner is obligated to purchase the partnership interest of the investor limited partner upon the occurrence of a repurchase event as described in the partnership agreement.

    Partnership Administration Fee

    The partnership has entered into a partnership administration services agreement with the general partner for its services in managing the partnership throughout the term of the partnership. Under the terms of this agreement, commencing January 1, 1996, the partnership is obligated to pay to the general partner an annual fee in the amount of the lesser of 50% of the project's net cash flow as defined in the partnership agreement or 3% of the replacement cost of the rental property as of the date of substantial completion. In the event that in any year 50% of net cash flow exceeds 3% of the replacement cost of the rental property as of the date of substantial completion, such excess

                 St. John Housing Associates Limited Partnership

                        December 31, 1999, 1998 and 1997


NOTE E - RELATED PARTY TRANSACTIONS (Continued)

    Partnership Administration Fee (Continued)

    amount shall be paid to the general partner to the extent that the partnership administration fee paid in any prior years was less than 3% of the replacement cost. For the years ended December 31, 1999, 1998 and 1997, a partnership administrative fee of $100,883, $92,367 and $103,502, respectively, was incurred, of which $121,250 and $82,867 were payable as of December 31, 1999 and 1998, respectively.

    Consulting Fees

    The general partner received compensation from L-B Residential Management Company, the management agent, for consulting services rendered in 1999, 1998 and 1997.

NOTE F - CONTINGENCY

    The project's low-income housing credits are contingent on its ability to maintain compliance with applicable sections of Section 42. Failure to maintain compliance with occupant eligibility, and/or unit gross rent, or to correct compliance within a specified time period could result in recapture of previously taken tax credits plus interest. In addition, such potential noncompliance may require an adjustment to the contributed capital by the limited partner.

NOTE G - CONCENTRATION OF CREDIT RISK

    The partnership maintains its cash balances in two banks. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000 by each bank. As of December 31, 1999 and 1998, the uninsured portion of the cash balances held at one of the banks was $134,570 and $25,074, respectively.